UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

        Date of report (Date of earliest event reported) August 12, 2004

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation)

0-08106	65-0829355
(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134
(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

   ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

        On August 12, 2004, Mastec, Inc. (the “Company”) requested an extension of time from the New York Stock Exchange (the “NYSE”) for the distribution of its Annual Report to Shareholders for the fiscal year ended December 31, 2003 (the “2003 Annual Report”). Rule 203 of the NYSE’s Listed Company Manual requires that listed companies distribute their annual reports to their shareholders within 120 days after the close of their fiscal year. On August 26, 2004, the NYSE approved the Company’s request for an extension. The Company resolved this temporary noncompliance with NYSE Rule 203 when it mailed its 2003 Annual Report to its shareholders on or about October 25, 2004.

        On August 19, 2004, the Company notified the NYSE that due to the then recent resignation of three directors, including one audit committee member, the Company was temporarily out of compliance with Rules 303 and 304 of the NYSE’s Listed Company Manual. NYSE Rule 303 requires that each listed company’s audit committee be comprised of at least 3 directors and NYSE Rule 304 requires that listed companies with classified boards maintain such classes of approximately equal size. The Company resolved these temporary noncompliances with NYSE Rules 303 and 304 when, between September 8, 2004 and October 19, 2004, the Company’s board of directors appointed three directors to fill the board vacancies, including one director who was also appointed to the Company’s audit committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, MasTec Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2005

MASTEC, INC BY: /S/ Michael G. Nearing ———————— —————— Michael G. Nearing General Counsel MASTEC, INC.